Exhibit 99.1

FOR IMMEDIATE RELEASE

Limbach Holdings Announces Partial Repurchase of Preferred Stock;

Expected to be Accretive to Net Income

PITTSBURGH, PA. – July 17 2017 -- Limbach Holdings, Inc.(NASDAQ: LMB) (“Limbach” or the “Company”) today announced the repurchase of approximately $3 million of its existing Class A Preferred Stock (“Preferred Stock”), together with the accrued dividends associated with the partial repurchase. The Preferred Stock, which was issued on July 20, 2016, currently pays an 8% preferred dividend, increasing to 12% over the six-year term of the preferred, and may be converted (at the holder’s election) into 2.00 shares of the Company’s common stock for each preferred share held (as may be adjusted for any stock splits, reverse stock splits or similar transactions), representing a conversion price of $12.50 per share.

The Company repurchased 120,000 shares of its Preferred Stock from former sponsor 1347 Investors, funding the repurchase using bank debt carrying a current annual interest rate of approximately 5%, for an aggregate sum of approximately $4,092,153 in cash. Management expects the repurchase to be accretive to net income. Following the repurchase, Limbach will have approximately 280,000 remaining shares of Preferred Stock outstanding and will, for a period of six months, have the right to repurchase the remaining shares for the same purchase price per share at the time of any exercise of the repurchase option. As part of the agreement, 1347 Investors has also agreed to a three-month extension of the lock-up period on 509,500 common shares it holds, which was due to expire on July 20, 2017.

Management Commentary

Charlie Bacon, CEO of Limbach commented, “We are pleased to continue the process of reducing the Company's cost of capital in a manner that rewards our existing shareholders while also being accretive to Limbach's bottom line.  Our ability to redeem a portion of the Preferred Stock at this time using lower-cost senior debt is an indication of our strengthening balance sheet and consistent operating performance. Furthermore, we retain the ability to pursue strategic M&A opportunities and fund long-term growth initiatives.”

About Limbach

Limbach Holdings, Inc. is an integrated building systems provider, managing all components of mechanical, electrical, plumbing and control systems, from system design and construction through performance and maintenance. The Company engineers, constructs and services the mechanical, plumbing, air conditioning, heating, building automation, electrical and control systems in both new and existing buildings. Customers include building owners in the private, not-for-profit and public/government sectors. With headquarters in Pittsburgh, PA., Limbach operates from 10 strategically located business units throughout the United States, including Western Pennsylvania (Pittsburgh), Eastern Pennsylvania (Warrington, PA), New Jersey (South Brunswick), New England (Wilmington, MA), Ohio (Columbus and Athens, OH), Michigan (Pontiac and Lansing, MI), Southern California (Seal Beach, CA), and Mid-Atlantic (Laurel, MD). Our design engineering and innovation center, Limbach Engineering & Design Services, is based in Orlando, Florida. Harper Building Systems, a Limbach Holdings, Inc. company, operates throughout Florida with offices in Tampa and Lake Mary, north of Orlando. Our approximately 1,400 employees strive to be the customer’s 1st Choice in terms of the services provided, vertical markets and geographies served. Our commitment to safety, advanced technology, human development and reliable execution has enabled Limbach to attract and retain the industry’s top leadership talent, skilled craftspeople and professional management staff.

Limbach Holdings, Inc. July 17, 2017	Page 2

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings and the expected benefits of the transactions described herein. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, which is available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Investor Relations:

The Equity Group Inc.

Jeremy Hellman, CFA

Senior Associate

(212) 836-9626 / jhellman@equityny.com

Or

Limbach Holdings, Inc.

John T. Jordan, Jr.

Executive Vice President and Chief Financial Officer

(301) 623-4799 / john.jordan@limbachinc.com

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